Cathay General Bancorp Announces Net Income of $17.3 Million, or $0.17 Per Share, For Third Quarter 2010

LOS ANGELES, Oct. 26 /PRNewswire-FirstCall/ -- Cathay General Bancorp (the "Company", Nasdaq: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the third quarter of 2010.

FINANCIAL PERFORMANCE
	Third Quarter 2010	Third Quarter 2009
Net income/(loss)	$17.3 million	($17.7) million
Net income/(loss) attributable to common stockholders	$13.2 million	($21.8) million
Basic earnings/(Loss) per common share	$0.17	($0.43)
Diluted earnings/(Loss) per common share	$0.17	($0.43)
Return on average assets	0.61%	-0.60%
Return on average total stockholders' equity	4.76%	-5.58%
Efficiency ratio	45.17%	46.87%

THIRD QUARTER HIGHLIGHTS

  Improved profitability – Third quarter net income was $17.3 million compared to net income of $1.9 million in the second quarter of 2010 and compared to a net loss of $17.7 million in the same quarter a year ago.
  Decrease in net charge-offs – Net charge-offs decreased $4.6 million, or 20.2%, to $18.0 million in the third quarter of 2010 from $22.6 million in the second quarter of 2010 and decreased $39.0 million, or 68.4%, from $57.0 million in the same quarter a year ago. The provision for credit losses was $17.9 million for the third quarter of 2010 compared to $45.0 million in the second quarter of 2010 and $76.0 million in the same quarter a year ago.
  Decrease in nonaccrual loans – Total nonaccrual loans decreased to $283.7 million at September 30, 2010, from $313.4 million at June 30, 2010, and $360.5 million at September 30, 2009.

"We are gratified to report a substantially higher profit than the second quarter, and are also encouraged by the continued decrease in net charge-offs in the third quarter and the decrease in nonaccrual loans during the third quarter. With the apparent stabilization in credit quality, our loan loss provision for the third quarter matched net charge-offs for the third quarter," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our retail branches continue to experience solid growth in relationship deposits at the same time we are reducing the dependence on wholesale funding.  Our focus on core deposit generation resulted in core deposits increasing at an annualized rate of 9.4% during the nine months of 2010," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"For the first time in eight quarters, our loans increased.  Our commercial and industrial loans and our single family mortgages each increased by over $100 million, respectively, so far this year.  Our efforts to serve our customers and community begin to bear fruit.  We are hopeful that our profitability will continue to improve to our historical levels over the course of time," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income attributable to common stockholders for the three months ended September 30, 2010, was $13.2 million, an increase of $35.0 million, or 161%, compared to net loss attributable to common stockholders of $21.8 million for the same period a year ago.  Diluted earnings per share attributable to common stockholders for the three months ended September 30, 2010, was $0.17 compared to a loss per share of $0.43 for the same period a year ago due primarily to decreases in the provision for credit losses and lower other real estate owned expenses.

Return on average stockholders' equity was 4.76% and return on average assets was 0.61% for the three months ended September 30, 2010, compared to a return on average stockholders' equity of negative 5.58 % and a return on average assets of negative 0.60% for the same period of 2009.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased to $73.3 million during the third quarter of 2010, an increase of $826,000, or 1.1%, compared to $72.5 million during the same quarter a year ago.  The increase was due primarily to the decrease in interest expense paid on time certificates of deposit.

The net interest margin, on a fully taxable-equivalent basis, was 2.74% for the third quarter of 2010, compared to 2.73% for the second quarter of 2010 and an increase of 9 basis points from 2.65% for the third quarter of 2009.  The decrease in the rate on interest bearing deposits contributed to the increase in the net interest margin from the corresponding quarter of the prior year.

For the third quarter of 2010, the yield on average interest-earning assets was 4.51%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.11%, and the cost of interest bearing deposits was 1.23%.  In comparison, for the third quarter of 2009, the yield on average interest-earning assets was 4.82%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.48%, and the cost of interest bearing deposits was 1.80%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 6 basis points to 2.40% for the third  quarter ended September 30, 2010, from 2.34% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 11 basis points to 1.07% in the third quarter of 2010 compared to 1.18% in the second quarter of 2010 and decreased 55 basis points from 1.62% in the third quarter of 2009 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and on money market accounts as a result of the decline in market interest rates.

Provision for credit losses

The provision for credit losses was $17.9 million for the third quarter of 2010 compared to $45.0 million for the second quarter of 2010 and compared to $76.0 million in the third quarter of 2009.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2010. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
	(In thousands)
Charge-offs:
Commercial loans	$ 5,588	$ 27,492	$ 17,501	$ 49,657
Construction loans- residential	5,170	13,126	15,979	58,535
Construction loans- other	3,844	1,966	22,234	10,734
Real estate loans (1)	(393)	12,094	37,677	26,550
Real estate- land loans	7,138	3,865	19,820	7,599
Installment and other loans	-	-	-	4
Total charge-offs	21,347	58,543	113,211	153,079
Recoveries:
Commercial loans	963	219	3,332	523
Construction loans- residential	1,909	598	4,405	772
Construction loans- other	36	-	453	1
Real estate loans (1)	8	46	930	46
Real estate- land loans	421	685	463	686
Installment and other loans	-	2	2	19
Total recoveries	3,337	1,550	9,585	2,047
Net Charge-offs	$ 18,010	$ 56,993	$ 103,626	$ 151,032

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $3.9 million for the third quarter of 2010, a decrease of $6.4 million compared to  non-interest income of $10.3 million for the third quarter of 2009. The decrease in non-interest income in the third quarter of 2010 was primarily due to a decrease in gains on sale of loans of $3.5 million, a decrease in securities gains of $2.4 million, and an increase of $1.7 million loss from interest rate swaps compared to the third quarter of 2009.  Offsetting the above non-interest income decreases were a $534,000 increase in commissions from foreign currency transactions, a $276,000 decrease in venture capital investment write-downs, and a $215,000 increase in wealth management commissions.

Non-interest expense

Non-interest expense decreased $3.9 million, or 10.1%, to $34.9 million in the third quarter of 2010 compared to $38.8 million in the same quarter a year ago.  The efficiency ratio was 45.17% in the third quarter of 2010 compared to 46.87% for the same period a year ago due primarily to lower OREO expenses and occupancy expenses offset by lower securities gains and by lower gains on sale of loans recorded in the third quarter of 2010.

OREO expense decreased $3.7 million from $4.1 million in the third quarter of 2009 to $453,000 in the third quarter of 2010 primarily due to increases in gains on OREO transactions offset by increases in OREO expenses and increases in provision for OREO write-downs.  Occupancy expense decreased $1.2 million primarily due to a correction in the depreciation life for certain components of our administrative office building at 9650 Flair Drive, El Monte which opened in January 2009.  Offsetting the above decreases was a $766,000 increase in professional service expense primarily due to increases in legal and collection expenses.

Income taxes

The effective tax rate for the third quarter of 2010 was 28.9% compared to a benefit of 45.0% in the third quarter of 2009 resulting from the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Total assets were $11.3 billion at September 30, 2010, a decrease of $335.1 million, or 2.9%, from $11.6 billion at December 31, 2009, primarily due to the decrease of $153.6 million, or 5.3%, in securities available-for-sale, the decrease of $48.7 million in loans held for sale, and the pay-down of  $31.5 million in securities held-to-maturity.

Gross loans, excluding loans held for sale, were $6.91 billion at September 30, 2010, an increase of $8.3 million, or 0.1%, from $6.90 billion at December 31, 2009, primarily due to the increase of $107.1 million, or 8.2%, in commercial loans and the increase of $103.1 million, or 15.1% in residential mortgage loans offset by the decrease of $167.6 million, or 26.8%, in construction loans, and by the  decrease of $39.2 million, or 1.0%, in commercial real estate loans.  The changes in loan composition from December 31, 2009, are presented below:

Type of Loans:	September 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Commercial	$ 1,415,029	$ 1,307,880	8
Residential mortgage	785,417	682,291	15
Commercial mortgage	4,025,987	4,065,155	(1)
Equity lines	206,865	195,975	6
Real estate construction	458,448	626,087	(27)
Installment	12,454	13,390	(7)
Other	3,195	8,364	(62)

Gross loans and leases	$ 6,907,395	$ 6,899,142	0

Allowance for loan losses	(257,706)	(211,889)	22
Unamortized deferred loan fees	(7,740)	(8,339)	(7)

Total loans and leases, net	$ 6,641,949	$ 6,678,914	(1)
Loans held-for-sale	$ 6,164	$ 54,826	(89)

Total deposits were $7.1 billion at September 30, 2010, a decrease of $397.3 million, or 5.3%, from $7.5 billion at December 31, 2009, primarily due to a $406.0 million, or 47.6%, decrease in brokered deposits. The changes in deposit composition from December 31, 2009, are presented below:

Deposits	September 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$ 928,970	$ 864,551	7
NOW	409,109	337,304	21
Money market	974,572	943,164	3
Savings	375,640	347,724	8
Time deposits under $100,000	1,150,633	1,529,954	(25)
Time deposits of $100,000 or more	3,268,831	3,482,343	(6)
Total deposits	$ 7,107,755	$ 7,505,040	(5)

ASSET QUALITY REVIEW

At September 30, 2010, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $283.7 million, an increase of $3.0 million, or 1.1%, from $280.6 million at December 31, 2009, and a decrease of $76.8 million, or 21.3%, from $360.5 million at September 30, 2009.  A summary of non-accrual loans, excluding non-accrual loans held for sale, and the related allowance and charge-offs as of September 30, 2010, is shown below:

	At September 30, 2010
	Balance	Allowance	Cumulative Charge-off	Cumulative Charge-off as a % of Unpaid Balance
	(Dollars in thousands)
Non-accrual loans without charge-off
Commercial real estate	$ 28,738	$ 1,047	$ -	0.0%
Commercial	8,713	699	-	0.0%
Construction- residential	326	76	-	0.0%
Construction- non-residential	8,042	1,782	-	0.0%
Residential mortgage	6,248	368	-	0.0%
Land	4,510	214	-	0.0%
Subtotal	$ 56,577	$ 4,186	$ -	0.0%
Non-accrual with charge-off
Commercial real estate	$ 125,490	$ 4,788	$ 37,179	22.9%
Commercial	16,922	2,427	17,811	51.3%
Construction- residential	38,502	7,340	15,234	28.3%
Construction- non-residential	27,993	2,065	22,094	44.1%
Residential mortgage	4,969	555	1,553	23.8%
Land	13,222	1,479	10,014	43.1%
Subtotal	$ 227,098	$ 18,654	$ 103,885	31.4%
Total	$ 283,675	$ 22,840	$ 103,885	26.8%

At September 30, 2010, total residential construction loans were $174.8 million of which $729,000 were in the Central Valley of California and $4.2 million were in San Bernardino and Riverside counties in California. At September 30, 2010, total land loans were $136.4 million, of which $7.8 million were in Riverside and Imperial counties in California, $1.1 million were in the Central Valley of California, and $3.3 million were in the state of Nevada.

Troubled debt restructurings on non-accrual status totaled $66.6 million at September 30, 2010.  Included in troubled debt restructurings on non-accrual status is a loan with an outstanding book balance of $47.5 million to a borrower who filed for bankruptcy in March 2009.  If the borrower continues to perform on a sustained basis (generally six months) under the restructured terms, this loan may be restored to accrual status during the fourth quarter of 2010.

Troubled debt restructurings on accrual status totaled $73.3 million at September 30, 2010, and were comprised of 19 loans.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date.  Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40, formerly Statement of Financial Accounting Standards 15, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

At September 30, 2010, other real estate owned totaled $80.0 million which was $9.0 million, or 12.6%, higher compared to $71.0 million at December 31, 2009, and decreased $7.8 million, or 8.9%, from $87.8 million at September 30, 2009.  At September 30, 2010, $52.3 million of OREO was located in California, $6.3 million of OREO was located in Nevada, $11.6 million of OREO was located in Texas, $5.7 million of OREO was located in the state of Washington, and $4.1 million was located in all other states.

Non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.2% at September 30, 2010, compared to 3.0% at December 31, 2009, and compared to 4.0% at September 30, 2009.  Total non-performing portfolio assets increased $12.8 million, or 3.6%, to $364.5 million at September 30, 2010, compared to $351.7 million at December 31, 2009, primarily due to a $3.0 million increase in non-accrual loans, a $8.9 million increase in OREO, and a $849,000 increase in accruing loans past due 90 days or more.  Total non-performing portfolio assets decreased $100.3 million, or 21.6%, to $364.5 million at September 30, 2010, compared to $464.8 million at September 30, 2009, primarily due to a $76.8 million decrease in non-accrual loans and a $15.7 million decrease in accruing loans past due 90 days or more and a $7.8 million decrease in OREO.

The allowance for loan losses was $257.7 million and the allowance for off-balance sheet unfunded credit commitments was $2.7 million at September 30, 2010, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio including unfunded commitments.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $260.4 million at September 30, 2010, compared to $217.1 million at December 31, 2009, an increase of $43.3 million, or 19.9%.  The allowance for credit losses represented 3.77% of period-end gross loans, excluding loans held for sale, and 91.5% of non-performing portfolio loans at September 30, 2010.  The comparable ratios were 3.15% of period-end gross loans and 77.4% of non-performing loans at December 31, 2009.  Results of the changes from June 30, 2010 and December 31, 2009, to September 30, 2010, of the Company's non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	September 30, 2010	June 30, 2010	% Change	December 31, 2009	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 849	$ 887	(4)	$ -	100
Non-accrual loans:
Construction- residential	38,828	48,255	(20)	54,490	(29)
Construction- non-residential	36,035	40,570	(11)	36,797	(2)
Land	17,731	28,185	(37)	40,534	(56)
Commercial real estate, excluding land	154,228	156,814	(2)	112,774	37
Commercial	25,636	29,222	(12)	26,570	(4)
Residential mortgage	11,217	10,324	9	9,478	18
Total non-accrual loans:	$ 283,675	$ 313,370	(9)	$ 280,643	1
Total non-performing loans	284,524	314,257	(9)	280,643	1
Other real estate owned	79,957	101,053	(21)	71,014	13
Total non-performing assets	$ 364,481	$ 415,310	(12)	$ 351,657	4
Accruing troubled debt restructurings (TDRs)	$ 73,323	$ 58,017	26	$ 54,992	33
Non-accrual TDRs (included in non-accrual loans above)	$ 66,597	$ 65,638	1	$ 41,609	60
Non-accrual loans held for sale	$ 6,164	$ 6,514	(5)	$ 54,826	(89)

Allowance for loan losses	$ 257,706	$ 255,650	1	$ 211,889	22
Allowance for off-balance sheet credit commitments	2,664	4,830	(45)	5,207	(49)
Allowance for credit losses	$ 260,370	$ 260,480	(0)	$ 217,096	20

Total gross loans outstanding, at period-end (1)	$6,907,395	$6,853,624	1	$6,899,142	0

Allowance for loan losses to non-performing loans, at period-end (2)	90.57%	81.35%		75.50%
Allowance for loan losses to gross loans, at period-end (1)	3.73%	3.73%		3.07%

Allowance for credit losses to non-performing loans, at period-end (2)	91.51%	82.89%		77.36%
Allowance for credit losses to gross loans, at period-end (1)	3.77%	3.80%		3.15%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

CAPITAL ADEQUACY REVIEW

At September 30, 2010, the Company's Tier 1 risk-based capital ratio of 14.95%, total risk-based capital ratio of 16.85%, and Tier 1 leverage capital ratio of 10.93%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2009, the Company's Tier 1 risk-based capital ratio was 13.55%, total risk-based capital ratio was 15.43%, and Tier 1 leverage capital ratio was 9.64%.

YEAR-TO-DATE REVIEW

Net loss attributable to common stockholders was $18.8 million, a decrease of $25.6 million, or 57.5%, compared to net loss attributable to common stockholders of $44.4 million for the same period a year ago due primarily to decreases in the provision for loan losses, higher net interest income, lower OREO expenses partially offset by decreases in security gains and by increases in loss on interest rate swap agreements.  Loss per share was $0.25 for the nine months ended September 30, 2010, compared to $0.89 loss per share for the same period a year ago.  The net interest margin for the nine months ended September 30, 2010, increased 12 basis points to 2.73% compared to 2.61% for the same period a year ago.

Return on average stockholders' equity was negative 0.62% and return on average assets was negative 0.08% for the nine months ended September 30, 2010, compared to a negative return on average stockholders' equity of 3.35% and a negative return on average assets of 0.37% for the same period of 2009.  The efficiency ratio for the nine months ended September 30, 2010 was 49.99% compared to 46.66% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2010 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-599-9829 and enter Participant Passcode 15613090. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTIC ES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes and disruption in general economic conditions and the capital markets; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; difficult conditions in the U.S. and international financial markets; credit loss and deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; liquidity risk; inflation and deflation; real estate market conditions; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; our ability to compete with competitors and competitive pressures; our ability to retain key personnel; current and potential future supervisory action by bank supervisory authorities; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments including the potential impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	Three months ended September 30,				Nine months ended September 30,
(Dollars in thousands, except per share data)	2010	2009		% Change	2010	2009	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 73,341	$ 72,515		1	$ 222,669	$ 208,937	7
Provision for credit losses	17,900	76,000		(76)	146,900	216,000	(32)
Net interest income/(loss) after provision for credit losses	55,441	(3,485)		1,691	75,769	(7,063)	1,173
Non-interest income	3,886	10,287		(62)	16,082	70,382	(77)
Non-interest expense	34,881	38,807		(10)	119,363	130,336	(8)
Income/(loss) before income tax expense/(benefit)	24,446	(32,005)		176	(27,512)	(67,017)	(59)
Income tax expense/(benefit)	7,023	(14,482)		148	(21,418)	(35,362)	(39)
Net income/(loss)	17,423	(17,523)		199	(6,094)	(31,655)	81
Net income attributable to noncontrolling interest	(151)	(156)		(3)	(452)	(457)	(1)
Net income/(loss) attributable to Cathay General Bancorp	$ 17,272	$ (17,679)		198	$ (6,546)	$ (32,112)	80
Dividends on preferred stock	(4,098)	(4,086)		0	(12,286)	(12,249)	0
Net income/(loss) attributable to common stockholders	$ 13,174	$ (21,765)		161	$ (18,832)	$ (44,361)	58

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.17	$ (0.43)		(140)	$ (0.25)	$ (0.89)	(72)
Diluted	$ 0.17	$ (0.43)		(140)	$ (0.25)	$ (0.89)	(72)

Cash dividends paid per common share	$ 0.010	$ 0.010		-	$ 0.030	$ 0.195	(85)

SELECTED RATIOS
Return on average assets	0.61%	-0.60%		(202)	-0.08%	-0.37%	(78)
Return on average total stockholders’ equity	4.76%	-5.58%		(185)	-0.62%	-3.35%	(81)
Efficiency ratio	45.17%	46.87%		(4)	49.99%	46.66%	7
Dividend payout ratio	4.54%	n/m	*		n/m	n/m
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.51%	4.82%		(6)	4.55%	4.98%	(9)
Total interest-bearing liabilities	2.11%	2.48%		(15)	2.15%	2.73%	(21)
Net interest spread	2.40%	2.34%		3	2.40%	2.25%	7
Net interest margin	2.74%	2.65%		3	2.73%	2.61%	5

CAPITAL RATIOS	September 30, 2010	September 30, 2009		December 31, 2009	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	14.95%	12.63%		13.55%	6.0%	4.0%
Total risk-based capital ratio	16.85%	14.49%		15.43%	10.0%	8.0%
Tier 1 leverage capital ratio	10.93%	9.29%		9.64%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)	September 30, 2010	December 31, 2009	% change

Assets
Cash and due from banks	$ 74,524	$ 100,124	(26)
Short-term investments and interest bearing deposits	248,555	254,726	(2)
Securities held-to-maturity (market value of $618,371 in 2010
and $628,908 in 2009)	603,467	635,015	(5)
Securities available-for-sale (amortized cost of $2,719,555 in 2010 and
$2,916,491 in 2009)	2,761,515	2,915,099	(5)
Trading securities	24	18	33
Loans held for sale	6,164	54,826	(89)
Loans	6,907,395	6,899,142	0
Less: Allowance for loan losses	(257,706)	(211,889)	22
Unamortized deferred loan fees, net	(7,740)	(8,339)	(7)
Loans, net	6,641,949	6,678,914	(1)
Federal Home Loan Bank stock	66,508	71,791	(7)
Other real estate owned, net	79,957	71,014	13
Affordable housing investments, net	90,820	95,853	(5)
Premises and equipment, net	108,826	108,635	0
Customers’ liability on acceptances	17,129	26,554	(35)
Accrued interest receivable	33,673	35,982	(6)
Goodwill	316,340	316,340	-
Other intangible assets, net	18,590	23,157	(20)
Other assets	185,141	200,184	(8)

Total assets	$ 11,253,182	$ 11,588,232	(3)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$ 928,970	$ 864,551	7
Interest-bearing deposits:
NOW deposits	409,109	337,304	21
Money market deposits	974,572	943,164	3
Savings deposits	375,640	347,724	8
Time deposits under $100,000	1,150,633	1,529,954	(25)
Time deposits of $100,000 or more	3,268,831	3,482,343	(6)
Total deposits	7,107,755	7,505,040	(5)

Securities sold under agreements to repurchase	1,566,000	1,557,000	1
Advances from the Federal Home Loan Bank	864,362	929,362	(7)
Other borrowings from financial institutions	8,351	7,212	16
Other borrowings for affordable housing investments	19,150	19,320	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	17,129	26,554	(35)
Other liabilities	52,457	59,864	(12)
Total liabilities	9,806,340	10,275,488	(5)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued
and outstanding in 2010 and 2009	246,578	243,967	1
Common stock, $0.01 par value, 100,000,000 shares authorized,
82,733,469 issued and 78,525,904 outstanding at September 30, 2010, and
67,667,155 issued and 63,459,590 outstanding at December 31, 2009	827	677	22
Additional paid-in-capital	761,954	634,623	20
Accumulated other comprehensive income/(loss), net	24,318	(875)	2,879
Retained earnings	530,401	551,588	(4)
Treasury stock, at cost (4,207,565 shares at September 30, 2010,
and at December 31, 2009)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,438,342	1,304,244	10
Noncontrolling interest	8,500	8,500	-
Total equity	1,446,842	1,312,744	10
Total liabilities and equity	$ 11,253,182	$ 11,588,232	(3)

Book value per common stock share	$14.95	$16.49	(9)
Number of common stock shares outstanding	78,525,904	63,459,590	24

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 95,255	$ 99,588	$ 286,077	$ 302,232
Investment securities- taxable	24,749	31,589	83,788	94,104
Investment securities- nontaxable	19	167	195	620
Federal Home Loan Bank stock	77	149	171	149
Federal funds sold and securities
purchased under agreements to resell	-	35	-	1,338
Deposits with banks	406	119	1,031	250

Total interest and dividend income	120,506	131,647	371,262	398,693

INTEREST EXPENSE
Time deposits of $100,000 or more	12,754	20,224	42,418	65,337
Other deposits	6,603	10,622	23,689	40,196
Securities sold under agreements to repurchase	16,667	16,555	49,469	48,527
Advances from Federal Home Loan Bank	10,090	10,664	30,110	31,781
Long-term debt	1,046	1,067	2,902	3,891
Short-term borrowings	5	-	5	24

Total interest expense	47,165	59,132	148,593	189,756

Net interest income before provision for credit losses	73,341	72,515	222,669	208,937
Provision for credit losses	17,900	76,000	146,900	216,000

Net interest income/(loss) after provision for loan losses	55,441	(3,485)	75,769	(7,063)

NON-INTEREST INCOME
Securities gains, net	484	2,883	9,112	52,319
Letters of credit commissions	1,253	1,150	3,280	3,159
Depository service fees	1,277	1,272	3,870	3,940
Other operating income/(loss)	872	4,982	(180)	10,964

Total non-interest income	3,886	10,287	16,082	70,382

NON-INTEREST EXPENSE
Salaries and employee benefits	14,436	14,410	44,445	46,369
Occupancy expense	2,801	3,999	10,432	12,126
Computer and equipment expense	2,011	2,052	6,132	5,938
Professional services expense	4,460	3,694	14,099	10,021
FDIC and State assessments	4,599	4,464	15,527	15,372
Marketing expense	749	669	2,469	2,153
Other real estate owned expense	453	4,135	5,346	20,150
Operations of affordable housing investments	1,166	1,407	5,391	5,255
Amortization of core deposit intangibles	1,484	1,689	4,476	5,089
Other operating expense	2,722	2,288	11,046	7,863

Total non-interest expense	34,881	38,807	119,363	130,336

Income/(loss) before income tax expense/(benefit)	24,446	(32,005)	(27,512)	(67,017)
Income tax expense/(benefit)	7,023	(14,482)	(21,418)	(35,362)
Net income/(loss)	17,423	(17,523)	(6,094)	(31,655)
Less: net income attributable to noncontrolling interest	(151)	(156)	(452)	(457)
Net income/(loss) attributable to Cathay General Bancorp	17,272	(17,679)	(6,546)	(32,112)

Dividends on preferred stock	(4,098)	(4,086)	(12,286)	(12,249)
Net income/(loss) attributable to common stockholders	$ 13,174	$ (21,765)	$ (18,832)	$ (44,361)

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.17	$ (0.43)	$ (0.25)	$ (0.89)
Diluted	$ 0.17	$ (0.43)	$ (0.25)	$ (0.89)

Cash dividends paid per common share	$ 0.010	$ 0.010	$ 0.030	$ 0.195
Basic average common shares outstanding	78,520,612	50,183,296	76,584,138	49,758,833
Diluted average common shares outstanding	78,520,612	50,183,296	76,584,138	49,758,833

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
	For the three months ended,
(In thousands)	September 30, 2010		September 30, 2009		June 30, 2010

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,880,590	5.49%	$ 7,211,971	5.48%	$ 6,872,503	5.55%
Taxable investment securities	3,368,420	2.91%	3,385,904	3.70%	3,744,929	3.08%
Tax-exempt investment securities (2)	2,130	5.22%	18,590	5.48%	10,323	5.94%
FHLB stock	67,855	0.45%	71,819	0.82%	70,396	0.26%
Federal funds sold and securities purchased
under agreements to resell	-	-	104,946	0.13%	-	-
Deposits with banks	293,015	0.55%	57,297	0.82%	263,048	0.47%

Total interest-earning assets	$ 10,612,010	4.51%	$ 10,850,527	4.82%	$ 10,961,199	4.55%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 400,750	0.20%	$ 310,047	0.40%	$ 378,496	0.21%
Money market	972,665	0.87%	967,839	1.54%	938,109	0.91%
Savings deposits	374,113	0.17%	338,053	0.21%	364,867	0.22%
Time deposits	4,491,273	1.49%	5,175,066	2.04%	5,012,668	1.58%
Total interest-bearing deposits	$ 6,238,801	1.23%	$ 6,791,005	1.80%	$ 6,694,140	1.33%
Federal funds purchased	-	-	163	0.45%	-	-
Securities sold under agreements to repurchase	1,558,625	4.24%	1,556,343	4.22%	1,560,170	4.24%
Other borrowed funds	892,652	4.49%	957,558	4.42%	894,870	4.47%
Long-term debt	171,136	2.42%	171,136	2.47%	171,136	2.21%
Total interest-bearing liabilities	8,861,214	2.11%	9,476,205	2.48%	9,320,316	2.14%

Non-interest-bearing demand deposits	916,345		783,799		874,395

Total deposits and other borrowed funds	$ 9,777,559		$ 10,260,004		$ 10,194,711

Total average assets	$ 11,300,183		$ 11,626,640		$ 11,695,411
Total average equity	$ 1,446,643		$ 1,264,864		$ 1,428,553

	For the nine months ended,
(In thousands)	September 30, 2010		September 30, 2009

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,901,776	5.54%	$ 7,336,816	5.51%
Taxable investment securities	3,593,669	3.12%	3,174,308	3.96%
Tax-exempt investment securities (2)	8,156	4.90%	20,234	6.30%
FHLB stock	70,000	0.33%	71,800	0.28%
Federal funds sold and securities purchased
under agreements to resell	-	-	63,300	2.83%
Deposits with banks	329,080	0.42%	42,615	0.78%

Total interest-earning assets	$ 10,902,681	4.55%	$ 10,709,073	4.98%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 391,062	0.25%	$ 283,027	0.40%
Money market deposits	947,713	0.92%	854,706	1.56%
Savings deposits	364,893	0.20%	325,943	0.22%
Time deposits	4,899,150	1.59%	5,070,283	2.48%
Total interest-bearing deposits	$ 6,602,818	1.34%	$ 6,533,959	2.16%
Federal funds purchased	-	-	11,220	0.27%
Securities sold under agreements to repurchase	1,559,659	4.24%	1,565,455	4.14%
Other borrowed funds	899,950	4.47%	1,012,015	4.20%
Long-term debt	171,136	2.27%	171,136	3.04%
Total interest-bearing liabilities	9,233,563	2.15%	9,293,785	2.73%

Non-interest-bearing demand deposits	891,919		757,710

Total deposits and other borrowed funds	$ 10,125,482		$ 10,051,495

Total average assets	$ 11,624,391		$ 11,461,779
Total average equity	$ 1,424,708		$ 1,288,780

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT:  Heng W. Chen of Cathay General Bancorp, +1-626-279-3652